Exhibit 10.13

CARROT RIVER AND HUDSON BAY FIBER SUPPLY AGREEMENT

CARROT RIVER AND HUDSON BAY FIBER SUPPLY AGREEMENT (this “Agreement”) made with effect from the • day of                      2007 between WEYERHAEUSER COMPANY LIMITED, a Canadian corporation (hereinafter referred to as “Weyerhaeuser”) and DOMTAR PULP AND PAPER PRODUCTS INC., a Canadian corporation (hereinafter referred to as “Domtar”).

RECITALS

A.	Pursuant to the Canadian Purchase Agreement (the “Canadian Purchase Agreement”) dated as of 2007, among Domtar Paper Company, LLC (formerly known as Weyerhaeuser ELI, LLC) (“Newco”), a Delaware limited liability company and a wholly-owned subsidiary of Weyerhaeuser Company, Domtar (Canada) Paper Inc. (formerly known as Weyerhaeuser Yukon, Inc.), a Canadian corporation and an indirect subsidiary of Newco, Weyerhaeuser, Domtar and Weyerhaeuser Saskatchewan Ltd., a Saskatchewan corporation and a subsidiary of Weyerhaeuser, Domtar has on the effective date of this Agreement purchased from Weyerhaeuser and Weyerhaeuser Saskatchewan Ltd., and Weyerhaeuser and Weyerhaeuser Saskatchewan Ltd. have sold to Domtar certain of the assets of the Newco Business, and Domtar has assumed certain of the liabilities of the Newco Business, upon the terms and subject to the conditions of this Agreement. Capitalized terms used herein and not otherwise defined shall have the respective meanings assigned to them in the Canadian Purchase Agreement.

B.	Domtar produces fibre from its Prince Albert FMA, some of which it has available for sale to Weyerhaeuser.

C.	Weyerhaeuser requires the fibre, and is desirous of purchasing the fibre from Domtar for its Carrot River sawmill situated in Carrot River, Saskatchewan, and for its Hudson Bay plywood mill and Hudson Bay OSB mill located in Hudson Bay, Saskatchewan, (collectively the “Mills”) on the terms set out herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereafter contained, Domtar and Weyerhaeuser agree herein as follows:

1.0 TERM, RENEWAL AND TERMINATION:

1.1 This Agreement shall be effective as of •, 2007 (the “Effective Date”) and shall remain in effect for twenty (20) years until •, 2027 (the “Initial Term”).

1.2 The parties may extend the Initial Term from time to time for such further period or periods as the parties may mutually agree in an amendment to this Agreement in writing executed by the parties.

1.3 This Agreement shall terminate automatically upon:

(i)	the bankruptcy of either party or the making of an assignment for the benefit of creditors, or the appointment of a trustee or receiver and manager or liquidator for such party or for all or a substantial part of its property, or the commencement of bankruptcy, reorganization, arrangement, insolvency or similar proceedings by or against such party under the laws of any jurisdiction;

(ii)	the default of a party in performing a material obligation hereunder, provided that: (a) the other party shall have first given written notice of such default to the party in default (a “Default Notice”), which Default Notice shall set out in reasonable detail the particulars of the default alleged, and (b) such default shall not have been remedied within 15 days of notice thereof by the party in default; or

(iii)	the mutual consent of the parties.

2.0	QUANTITIES:

2.1	Subject to Section 8, Domtar agrees to sell, and Weyerhaeuser agrees to purchase the fibre.

2.2	During the Intitial Term, Domtar shall supply fiber to the Mills as follows:

[Hudson Bay OSB	30,000	HWD
Carrot River sawmill	20,000	SWD
Hudson Bay Plywood	20,000	SWD	]

3.0	SPECIFICATION AND QUALITY:

3.1 Fibre sold hereunder shall meet the product specifications set forth in Exhibit “A”.

3.2 Weyerhaeuser shall make such measurements and tests as it, acting reasonably, deems necessary to determine the quantity and quality of fibre supplied by Domtar. Domtar shall accept and be bound by such measurements and tests, and the results thereof, subject always to Domtar’s right to verify said measurements, tests and results upon reasonable prior notice and during regular business hours. Any correction required to be made by a party to an amount paid for a particular shipment of fibre as a result of this Section 3.2 shall not, in any case, be made to an amount paid for a shipment of fibre delivered more than 120 days prior to such measurement and testing.

3.3 Weyerhaeuser expressly reserves the right to inspect any phase of Domtar’s operations pertaining to the manufacture and shipment of fibre upon reasonable prior notice and during regular business hours.

4.0 VOLUME AND WEIGHT DETERMINATION:

All fibre delivered hereunder shall be weighed by Weyerhaeuser in a manner consistent with normal industry practice in the Saskatchewan pulp industry. Domtar agrees to be bound by Weyerhaeuser’s weigh scale except that Domtar has the right to verify said measurements, tests and results upon reasonable prior notice and during regular business hours.

5.0 PRODUCT LOCATION/SCHEDULE:

All fibre shall be delivered f.o.b. the respective Mill, or as otherwise jointly agreed by Domtar and Weyerhaeuser, in approximately equal monthly instalments and as near as possible at uniform daily rates, subject to alternative delivery schedules as Weyerhaeuser and Domtar may from time to time agree upon in writing so as to accommodate, where possible, the other party’s production schedules, and subject, where possible, to any plant shutdowns, maintenance or force majeure incurred by either party.

6.0 TITLE AND RISK OF LOSS:

All fibre to be supplied by Domtar under this Agreement shall be supplied free and clear of any and all prior claims, security interests, mortgages, liens, charges or any other encumbrances whatsoever. Title to, all rights of property in, and all risks of loss or damage or destruction to the fibre shall pass to Weyerhaeuser f.o.b. applicable Mill.

7.0 PRICE, PAYMENT AND PRICE DETERMINATION:

7.1 The price will be negotiated quarterly or monthly upon the mutual agreement of the parties. The price for fibre will be at fair market value or the next best alternative price that either party can demonstrate that it can either purchase or sell the fibre at, as the case may be, from a third party based on term contracts of a similar duration and which exclude spot market pricing. Should the parties fail to agree upon a price in any given period, either party may, by written notice, request that the price be determined in accordance with the procedures for dispute resolution set forth in Section 9 of this Agreement.

7.2 All prices are exclusive of sales and any other taxes applicable to the sale of fibre under this Agreement.

7.3 The purchase price shall be due and payable on or before the 15th day of each month setting forth the quantities of fibre purchased during the preceding month, the applicable prices and a calculation of the total amount payable in respect thereof. Weyerhaeuser shall deliver the statement to Domtar within two (2) business days thereafter together with payment for the fibre purchased during the preceding month. If payment is made to Domtar after net thirty (30) days, interest is due thereafter at a rate equal to the prime rate announced by The Toronto-Dominion Bank (or its successor) for Canadian dollar loans to its Canadian customers on commercial loans plus 2% per annum. Domtar shall have the right to suspend future deliveries if the invoiced amounts are not paid by Weyerhaeuser after ninety (90) days.

7.4 Each party shall maintain detailed records of: (i) all measurements and tests made by it pursuant to this Agreement; and (ii) all costs incurred by it for which it is, pursuant to this Agreement, entitled to be reimbursed in whole or in part by the other party. Each party shall make such records available to the other party for inspection at all reasonable times at the expense of the party making the request for an inspection.

8.0 FORCE MAJEURE:

Force Majeure may be declared by the affected party for events beyond the reasonable control of the party declaring force majeure, including but not limited to such events as a strike, lockout, labour dispute, coalition between workers, accident, fire, explosion, flood, embargo, war, riot, sabotage, act of God, enemy action, blockade, any decision of any government, or subdivision or agency thereof, delay or default of carriers or loggers, shutdown of a facility, inability to secure or a delay in securing machinery, equipment, material, supplies, including supply of fibre, fuel, or power necessary to the contractors or operation of facility, and general market conditions for the product or supplies for a facility, but not for lack of funds. In an event of force majeure:

a.	sales/purchases shall be reduced proportionately;

b.	neither party shall be considered to be in default;

c.	the affected party shall provide as much advance notice as reasonably possible stating the nature, anticipated date of commencement, duration and estimated effect of the event of force majeure. All reasonable attempts will be made by both parties to mitigate the impact of said event to the greatest extent possible as soon as possible; and

d.	the non-declaring party may enter into one or more third party agreements to dispose of/procure fibre during the duration of the force majeure event. The party experiencing force majeure must not unreasonably withhold agreement to such third party agreements.

9.0 DISPUTE SETTLEMENT PROCESS:

9.1 Any issue, dispute or controversy arising pursuant to this Agreement (a “Dispute”) shall be settled in the following manner. Upon written request of either party, the representatives of Weyerhaeuser and of Domtar shall promptly confer and exert their commercially reasonable efforts without the necessity of any formal proceeding related thereto to reach a reasonable and equitable resolution of such Dispute. If such representatives are unable to resolve such Dispute within ten (10) business days, the Dispute shall be referred to the responsible senior management of each party for resolution. Neither party shall seek any other means of resolving any Dispute arising in connection with this Agreement until both parties’ responsible senior management have had at least five (5) business days to resolve the Dispute following its referral to them.

9.2 Should the parties’ senior management be unable to resolve the Dispute as provided for under this Section 9, the Dispute shall be settled by a single arbitrator in the city of Vancouver, Saskatchewan, in accordance with the Saskatchewan Arbitration and Mediation Institute Arbitration Rules (or successor) then in effect. The procedures for arbitration shall be governed by the Commercial Arbitration Act (Saskatchewan) as amended or supplemented from time to time. The single arbitrator shall have expertise in the area of the pulp and forestry industry. The arbitrator may award costs to the prevailing party. The arbitrator’s decision shall be final and binding upon the parties.

9.3 Either party may trigger an arbitration by notice to the other and the parties shall have thirty (30) days to provide positions in writing to the arbitrator. The arbitrator shall make a determination within another thirty (30) days or within such other period the arbitrator may determine, bearing in mind the time sensitive nature of this process.

9.4 While any issue is under dispute, Domtar shall continue to supply and Weyerhaeuser shall continue to purchase the fibre under the terms in effect before the Dispute arose. Any fibre supplied during the Dispute settlement process shall be subject to a retroactive price adjustment as determined by the arbitrator once the price has been determined through the dispute resolution process set forth under this Section 9.

9.5 While any issue is under dispute, Domtar shall continue to supply and Weyerhaeuser shall continue to purchase the fibre under the terms in effect before the Dispute arose. Any fibre supplied during the Dispute settlement process shall be subject to a retroactive price adjustment as determined by the arbitrator once the price has been determined through the dispute resolution process set forth under this Section 9.

9.6 If the issue in dispute is price, the arbitrator shall consider the factors set out in Section 7.1 of this Agreement.

10.0 WARRANTY; INDEMNITY AND LIMITATION OF LIABILITY:

10.1 Domtar warrants to Weyerhaeuser that Domtar has good, clear and unencumbered title to the fibre sold hereunder and has the full lawful right to sell said fibre. Domtar further warrants that each delivery of fibre shall meet the specifications contained in Exhibit “A”. Domtar’s obligation under this warranty is limited to a reduction of the price (to be mutually agreed upon by the parties) to reflect the failure to meet such specifications. THIS WARRANTY IS EXPRESSLY IN LIEU OF ALL OTHER WARRANTIES EXPRESSED OR IMPLIED, INCLUDING MERCHANTABILITY, AND ALL OTHER OBLIGATIONS OR LIABILITIES ARISING OUT OF WEYEHAEUSER’S FAILURE TO MEET SAID SPECIFICATIONS, INCLUDING LIABILITIES ARISING FROM CLAIMS OF CONTRACT OR TORT.

10.2 In no event will either party be liable to the other for any special, incidental or consequential damages (including, without limiting the generality of the foregoing, punitive damages), regardless of whether the party knows or should have known of the possibility of such damages being incurred by the aggrieved party.

11.0 ASSIGNMENT:

In the event of the sale or other form of transfer of all or substantially all of the assets composing the Sawmill or Mills, the other party shall consent to the assignment of this Agreement to the purchaser of such facility provided that the purchaser undertakes in writing to be bound by each of the terms hereof as if it was an original party to this Agreement. In such event, the assigning party shall be released from any ongoing obligations hereunder as and from the date of transfer of such assets.

12.0 NOTICES:

Any notice, consent, approval, authorization, waiver or permission hereunder shall be ineffective unless in writing, signed by a representative of the sender authorized to do so by an officer of the sender, and shall be deemed given only when delivered in person to an officer of the addressee or when transmitted by facsimile (provided confirmation is sent by mail within 1 business day) or upon receipt when such notice was sent by mail. The term “sent by mail” shall mean deposited in the mail, registered or certified mail return receipt requested, postage prepaid, addressed to the receiving party at the address and to the attention of the person below or such other address or person as the receiving party may notify the other:

To Weyerhaeuser:	Weyerhaeuser Company Limited
Fifth Floor
925 West Georgia Street
Vancouver BC V6C 3L2

Attention: General Counsel
Facsimile: (604) 687-2314

To Domtar:	Domtar Pulp and Paper Fibre Inc.
395 Blvd. de Maisonneuve West
Montreal, QC H3A 1L6
Attention: Corporate Secretary
Facsimile: (514) 848-6850

13.0 INTERPRETATION:

The laws of the Province of Saskatchewan shall govern all aspects of this Agreement, including its validity, interpretation, performance, operation and enforcement. It is the intent of the parties that this Agreement be the binding and enforceable obligation of each party and be interpreted as aforesaid from and after the date of execution hereof.

14.0 COMPLIANCE WITH LAWS:

Both parties shall comply with all applicable federal, provincial and local laws, rules, and regulations, including, but not limited to, the Occupational Safety and Health Act, 1993, unemployment compensation laws, worker’s compensation laws, and Ministry of Transportation regulations, and each party specifically agrees to indemnify and hold the other harmless from any claims, liabilities or expenses arising out of the violation of any such laws, rules and regulations.

15.0 INTEGRATION AND PREVIOUS AGREEMENTS:

This Agreement supersedes all prior agreements and communications and shall not be altered by either party except by consent of both parties in writing executed by their duly authorized representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above mentioned.

WEYERHAEUSER COMPANY LIMITED	DOMTAR PULP AND PAPER PRODUCTS INC.

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